Exhibit 5.1
7 August 2006
STATS ChipPAC Ltd.
10 Ang Mo Kio Street 65
#05-17/20 Tech Point
Singapore 569059
Dear Sirs,
1.	We have acted as Singapore legal advisers to STATS ChipPAC Ltd. (the “Company”), a company organised under the laws of Singapore, in connection with a registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (“SEC”) in the United States on 7 August 2006 (the “Registration Statement”), for the registration under the United States Securities Act of 1933, as amended, of up to (a) 50 million ordinary shares in the capital of the Company (the “RSP Shares”), directly or in the form of American Depository Shares, issuable or transferable pursuant to the STATS ChipPAC Ltd. Restricted Share Plan (the “RSP”) and (b) 15 million ordinary shares in the capital of the Company (the “Performance Shares”), directly or in the form of American Depository Shares, issuable or transferable pursuant to the STATS ChipPAC Ltd. Performance Share Plan (the “PSP”, together with the RSP, the “STATS ChipPAC Plans”).

2.	We have examined the following documents:
(a)	a copy of each of the STATS ChipPAC Plans;

(b)	a draft of the Registration Statement;

(c)	copies of the Memorandum of Association (the “Memorandum”) and the amended Articles of Association of the Company, as filed with the SEC on 9 May 2006 (the “Articles of Association”), the Certificate of Incorporation of the Company, the Certificate of Incorporation on Conversion to a public company of the Company;

(d)	copies of a certified true extract of the resolutions in writing of the Board of Directors of the Company (the “Board Resolutions”) passed on 16 March 2006 and a certified true extract of the minutes of the annual general meeting of the Company held on 25 April 2006 (the “Shareholders’ Resolutions”), inter alia, authorising the granting of the Restricted Stock Units (“RSUs”) in accordance with the provisions of the RSP, the granting of the Performance Shares in accordance with the provisions of the PSP and the allotment and issue from time to time of such number of fully paid-up ordinary shares in the capital of the Company as may be required to be allotted and issued pursuant to the vesting of the RSUs under the RSP and pursuant to the terms of the PSP; and

(e)	such records of the corporate proceedings of the Company as we have deemed relevant and such other certificates, records and documents as we deemed necessary for the purposes of this opinion.
3.	We have assumed:
(a)	the genuineness of all signatures, seals and chops (if any) on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(b)	that copies of the Memorandum and Articles of Association, the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company submitted to us for examination are true, complete and up-to-date copies;

(c)	the conformity to the original documents of all documents produced to us as copies and the authenticity of the original documents, which or copies of which have been submitted to us;

(d)	that copies of the Board Resolutions and the Shareholders’ Resolutions submitted to us for examination are true, complete and up to date copies; and

(e)	that the Board Resolutions and the Shareholders’ Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Board Resolutions or the Shareholders’ Resolutions.
4.	Based upon and subject to the foregoing, and assuming that there shall be subsisting a valid authority given pursuant to Section 161 of the Companies Act, Chapter 50 of Singapore in respect of the issue of Shares from time to time, we are of the opinion that:
(a)	the RSP Shares will be duly authorised and, when and to the extent RSUs are granted pursuant to the RSP and vested in accordance with the terms of the RSP and upon receipt of the approval of the Board of Directors of the Company or a committee thereof for the allotment and issue of the RSP Shares pursuant to the vesting of the RSUs under the RSP and, upon the issue of the share certificates representing the RSP Shares in accordance with the Articles of Association, the RSP Shares will be validly issued, fully-paid and non-assessable.

(b)	the Performance Shares will be duly authorised and, when and to the extent Performance Shares are granted pursuant to the PSP and issued or transferred in accordance with the terms of the PSP and upon the receipt of the approval of the Board of Directors of the Company or a committee thereof for the allotment and issue of the Performance Shares pursuant to the PSP and, upon the issue of the share certificates representing the Performance Shares in accordance with the Articles of Association, the Performance Shares will be validly issued, fully paid and non-assessable.

(c)	For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the RSP Shares and the Performance Shares (collectively, the “Shares”) to be issued means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of the Shares.
5.	We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.
Yours faithfully,

/s/ Allen & Gledhill
Allen & Gledhill

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